Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated September 18, 2018 relating to the consolidated financial statements of Integral Technologies, Inc., which appears in Integral Technologies, Inc’s Form 10-K for the year ended June 30, 2017.

Dale Matheson Carr-Hilton LaBonte LLP

Chartered Accountants

Vancouver, Canada

September 18, 2018